[redacted]

Buyer: Arrived Holdings, LLC
Address: 4485 Jack Faulk Street
Lot: Lot 49, Phase 1B
Rucker Landing

HPA No. HB00564776

Countdown to Closing

Congratulations! Your closing is scheduled for 9/29/2022. To limit the chances of any closing delays, please take a few moments to complete the items on our Countdown to Closing Checklist.

Confirm final purchase price. If using any lender other than Pulte Mortgage, provide your loan officer with a signed copy of your final change order.

Verify Lender and Title Company. If you are planning to use a Lender or Title Company other than those listed on the Financing Addendum, provide written communication to your Sales Consultant. Any changes to Lender & Title Company within 30 days of closing could delay closing and result in fees.

Request Lender Required Documentation. If using any lender other than Pulte Mortgage, provide your Sales Consultant a list of lender required documents needed from Builder.

Verify closing costs. If using any Lender other than Pulte Mortgage, ensure your Lender has *not* included any seller paid closing cost contributions or payment of title insurance.

Confirm Status of Loan. Confirm personal financial documents have been reviewed by your lender and loan is fully underwritten.

Confirm Appraisal Order. If using any lender other than Pulte Mortgage, confirm the Lender has ordered the appraisal and understands the home is new construction being built.

Confirm Closing Date. If using any Lender other than Pulte Mortgage and/or any Title Company other than Foundation Title, confirm company is prepared to close on the scheduled closing date. Reference section 8.8 of the purchase agreement:

8.8 Closing Delay: Failure to Close. Buyer agrees the timely performance of its obligations to close on the scheduled Closing Date is an essential term of this Agreement. If Buyer fails to perform any of Buyer's obligations on or before the Closing Date, Buyer will be in default under this Agreement. Seller will be under no obligation to agree to delay the Closing Date. If Buyer asks to delay the Closing Date for any reason (including due to delays caused by Buyer's lender), and Seller agrees to same, then Buyer agrees to pay Seller an extension fee equal to a $500 administrative fee plus $500 times the number of days from the scheduled Closing Date until the extended Closing Date. Unless Seller agrees otherwise, the extension fee will be due upon Seller's agreement to extend the Closing Date and will not be credited toward the Total Purchase Price

Dated: 05/26/2022

I have completed all of the above items with my outside Lender and/or outside Title Company.

BUYER:

[redacted]

[redacted]	9/7/2022 Date		Date
	Date		Date
	Date		Date

[redacted]

Buyer: Arrived Holdings, LLC
Lot: 04900

HPA No. HB00564776

Rucker Landing

FINANCING ADDENDUM

This Addendum amends and supplements that Home Purchase Agreement dated 05/26/2022 (the **"Agreement"**) between Buyer and Seller for the Property referenced above. Each capitalized term used but not defined in this Addendum has the meaning given to that term in the Agreement. If there is a conflict [redacted]n the terms of this Addendum and the Agreement, this Addendum will prevail.

[redacted] **PAYMENT**. Buyer elects to pay the Total Purchase Price as follows

[X] **Cash -** Buyer will pay cash for the Property. Within 5 business [redacted] ees to provide Seller evidence that Buyer will have the cash required to Close the purchase of t [redacted] ably anticipates that Closing will occur. Buyer will be paying Cash as of 9/23

XXXXX **Mortgage Loan -** Buyer will obtain the following type of mortgage loan for the Property ***(choose one):***

[X] CONV [ ] FHA [ ] VA

2. **LENDER**. If Buyer has selected above that Buyer will obtain a mortgage loan, then Buyer selects the following lender from which Buyer will seek a loan ***(choose one)***:

[ ] **Pulte Mortgage -** Seller encourages buyers to use Seller's affiliated mortgage company, Pulte Mortgage, LLC (**"Pulte Mortgage"**). Seller's experience has shown that using Pulte Mortgage enables a smooth and timely closing. Buyer acknowledges that Seller disclosed to Buyer that (i) Pulte Mortgage is a company affiliated with Seller, (ii) Buyer is not obligated to use Pulte Mortgage, although Seller may offer certain incentives to Buyer if Buyer chooses to use Pulte Mortgage to finance the purchase of the Property, and (iii) Buyer is entitled to choose a lender of Buyer's own selection. By checking this box, Buyer authorizes Seller to share Buyer's information with Pulte Mortgage so Pulte Mortgage may provide financing information to Buyer. Buyer may change his or her mind at any time and withdraw Buyer's consent for Seller to share Buyer's information with Pulte Mortgage by providing notice as follows which will be effective 5 business days after receipt:

MAIL: Pulte Opt Out, P.O. Box 5278, Denver, CO 80217-5278; or

EMAIL: privacy@pulte.com

Please include "Pulte Opt Out" in the subject line of your email. Please include your name, contact information and the "HPA No." (appears in the upper right hand corner of this a e in our mail or email notice.

XXX **Other lender** (p [redacted]

Name:

Address:

Phone/Email:

Contact Person

[redacted] OAN APPLICATI [redacted]. uyer as se ec e a ove a uyer will obtain a mortgage loan, then Buyer shall apply for a loan nd seek loan approval as follows:

a. **Loan Application**. Within 3 days after the date Buyer executes this Addendum, Buyer shall submit an application to Buyer's lender selected above for any loans desired by Buyer (collectively, the **"Loan Application"**). Buyer agrees to provide Buyer's lender with all supporting documentation requested by the lender within 3 days after such request.

b. **Notice of Conditional Loan Approval**. Buyer shall use good faith efforts to obtain as soon as possible a written statement from Buyer's lender stating Buyer has been approved for a loan in the amount requested by Buyer pursuant to the Loan Application and specifying all conditions necessary for the lender to fund the loan (**"Notice of Conditional Loan Approval"**). Buyer shall promptly deliver or have its lender deliver a copy of the Notice of Conditional Loan Approval to Seller. Buyer authorizes its mortgage lenders and/or mortgage brokers to disclose to Seller and Closing Agent information and documents regarding the progress, status and conditions of the Loan Application and Notice of Conditional Loan Approval.

c. **No Loan Approval; Right to Terminate**. If Buyer is unable to obtain a Notice of Conditional Loan Approval and Buyer is not in default under the Agreement or this Addendum, then Buyer may terminate the Agreement by delivering notice thereof to Seller and the Deposits (excluding any nonrefundable Deposits for options or upgrades) will be returned to Buyer. However, once Buyer obtains a Notice of Conditional Loan Approval, Buyer will no longer have any right to terminate the Agreement or receive a return of the Deposits pursuant to the preceding sentence, even if (a) Buyer is subsequently unable to satisfy any conditions necessary for the lender to fund the loan, (b) Buyer is unable to obtain final loan approval, or (c) Buyer elects to terminate Buyer's loan application prior to Closing or otherwise chooses for any reason not to proceed with the closing of Buyer's loan.

d. **Loan Approval Deadline**. If Buyer has not delivered a Notice of Conditional Loan Approval to Seller on or before the date 30 days after the date of Buyer's execution of the Agreement (**"Loan Approval Deadline"**), then, at any time thereafter, Seller may (a) terminate the Agreement by delivering written notice thereof to Buyer, or (b) deliver to Buyer a notice of financing deficiency (**"Financing Deficiency Notice"**). If Seller delivers a Financing Deficiency Notice to Buyer, Buyer shall have 3 business days after Buyer's receipt thereof in which to provide Seller with (i) a Notice of Conditional Loan Approval, or (ii) written notice of Buyer's election to terminate the Agreement. If Seller terminates the Agreement as provided in clause (a) above or Buyer terminates the Agreement as provided in clause (ii) above, then the Agreement will terminate immediately upon receipt of such party's notice of termination, Seller will be released from any further liability or obligation related to the Agreement, and, provided Buyer is not in default under the Agreement, Seller shall refund the Deposits (excluding any nonrefundable

[redacted]

Deposits for options or upgrades) paid by Buyer. If Buyer fails to timely respond to the Financing Deficiency Notice by acting as set forth in clauses (i) or (ii) above, then (x) Buyer will no longer have any right to terminate the Agreement as described in clause (ii) above or any right to receive a return of the Deposits pursuant to the preceding sentence, and (y) at any time prior to Buyer delivering a Notice of Conditional Loan Approval to Seller, Seller may declare Buyer in default under the Agreement.

e. **No Adverse Action**. Buyer agrees to diligently pursue the satisfaction of all conditions set forth in the Notice of Conditional Loan Approval and agrees to maintain the validity of the Notice of Conditional Loan Approval from the date obtained by Buyer until the Closing. Further, Buyer agrees not to take any action (or fail to act) the consequence of which might adversely affect Buyer's Loan Application or Notice of Conditional Loan Approval, or delay Closing. At any time after the Loan Approval Deadline, Seller may request that Buyer provide Seller reasonable proof that Buyer's Notice of Conditional Loan Approval remains valid so that Buyer will be able to obtain the loan(s) on the date Seller reasonably anticipates that the Closing will occur (e.g., a letter from Buyer's lender). Buyer shall provide Seller such proof within 5 business days of Seller's request.

f. **Buyer's Obligation to Notify Seller**. Within 3 days after receipt thereof, Buyer shall provide Seller a copy of any correspondence from Buyer's lender that (i) lender has approved making a loan to Buyer (even if subject to conditions), (ii) Buyer has failed to qualify for, or been otherwise denied, a loan, or (iii) the approval or approval conditions of Buyer's loan have changed from that reported in any prior correspondence. Buyer shall notify Seller of any reason that substantially impairs Buyer's ability to perform under the Agreement, within 3 days of Buyer becoming aware of such reason.

g. **Seller Not Providing Loan**. Buyer acknowledges that Seller is not a lender, does not provide mortgage loans, and has not agreed to provide Buyer with a loan. Buyer agrees that neither Seller nor any employee or agent of Seller has made any agreement or representation, or given Buyer any assurance, that Buyer will be eligible for, qualify for, or receive, a loan, a particular interest rate, or any particular loan term. Buyer shall rely only upon loan information provided to Buyer by Buyer's lender and Buyer understands that all loan terms and other arrangements pertaining to any loan financing will be solely between Buyer and Buyer's lender. This Addendum does not constitute a loan application, a loan approval or a loan commitment by Seller or any lender. Unless otherwise specified in the Agreement or required by applicable law, Buyer will be responsible for all costs and fees related to Buyer's financing.

h. **Changing Lender/Loan Program**. Buyer acknowledges a change of lender or loan terms may result in a delay of Closing, which may subject Buyer to the rights and remedies of Seller as provided in Sections 8.8 and 10.1 of the Agreement.

i. **Interest Rate Lock**. Buyer understands interest rates fluctuate according to market conditions. If Buyer desires to lock in an interest rate, it is Buyer's responsibility to obtain an interest rate lock from Buyer's lender.

j. **Appraised Value of Options**. Buyer acknowledges that the appraised value of the Property (or the amount of any loan) may not increase in direct proportion to the price increase attributable to the addition of some options, upgrades or premiums. If the appraised value of the Property (or the amount of any loan) does not correspondingly increase, Buyer will be responsible for payment of any shortfall in cash at Closing.

4. **TITLE AND SETTLEMENT/CLOSING SERVICES.** Seller encourages buyers to use Seller's preferred closing agent/title company/settlement provider, Foundation Title & Escrow, as the closing agent to provide title and settlement/closing services. Seller's experience has shown that using Foundation Title & Escrow enables a smooth and timely closing. Buyer is not obligated to use Foundation Title & Escrow and is entitled to choose a closing agent of Buyer's own selection.

Buyer selects the following person or company to be the **"Closing Agent"** under the Agreement ***(choose one):***

[ ] **Foundation Title & Escrow**
Address: [redacted]
Phone/Email: [redacted]
Contact Person: [redacted]

[X] **Other title/settlement/closing company** (provide information below):

Name: [redacted]
Address: [redacted]
Phone/Email: [redacted]
Contact Person: [redacted]

The Closing Agent selected by Buyer shall provide title services and coordinate the Closing, including issuing to Buyer or causing the issuance to Buyer at Closing of an owner's title insurance policy for the Property. Buyer may contact the Closing Agent to select the company that will underwrite the owner's policy of title insurance for the Property.

Dated: 05/26/2022

BUYER:

[redacted]

, 5/26/2022 Date ______________________ Date

______________________ Date ______________________ Date

______________________ Date ______________________ Date